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                                                                       EXHIBIT 8

                               November 1, 1996


Straub Clinic & Hospital, Incorporated
888 South King Street
Honolulu, HI 96813

        Re: Prospectus and Proxy Statement of PhyCor, Inc. and Straub Clinic & Hospital, Incorporated.

Ladies and Gentlemen:

        We have acted as special counsel to Straub Clinic & Hospital, Incorporated ("Straub") in connection with the Registration Statement on Form S-4 (the "Registration Statement") of PhyCor, Inc. ("PhyCor") which includes the Prospectus and Proxy Statement of Straub and PhyCor. Unless otherwise indicated, any defined terms used herein shall have the meaning ascribed to them in the Prospectus and Proxy Statement. We hereby confirm that, assuming the due receipt of customary representations as described under the caption "Merger - Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement, the discussion under the caption "Merger - Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement expresses our opinion as to the material federal income tax consequences to Straub and the Straub Shareholders with respect to the Spin-Off Transaction and the Merger, if the Spin-Off Transaction is effected in accordance with the terms of the Plan of Corporate Separation and Reorganization and the Merger is effected in accordance with the terms of the Agreement of Merger.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Merger - Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement. In providing this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,


                                      /s/ Morrison & Foerster LLP